Exhibit 5.1
[BARLEY SNYDER LLC LETTERHEAD]

October 7, 2005

Fulton Financial Corporation	Columbia Bancorp
One Penn Square	7162 Columbia Gateway Drive
Lancaster, PA 17602	Columbia, MD 21046
     Re: Merger of Fulton Financial Corporation and Columbia Bancorp
Dear Ladies and Gentlemen:
     We have acted as counsel to Fulton Financial Corporation (“Fulton”) in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-4 (the “Registration Statement”), of 14,382,332 shares of the $2.50 par value common stock of Fulton (the “Fulton Common Stock”), which is the maximum number of shares issuable pursuant to the terms of the Agreement and Plan of Merger, dated July 26, 2005 (the “Merger Agreement”), entered into between Fulton and Columbia Bancorp (“Columbia”). The following transactions will occur upon consummation of the Merger Agreement: (i) Columbia will be merged with and into Fulton, (ii) Fulton will survive the Merger, (iii) Columbia’s wholly owned subsidiary, The Columbia Bank (“The Columbia Bank”), will become the wholly-owned subsidiary of Fulton and (iv) each share of the $.01 par value common stock of Columbia (the “Columbia Common Stock”) will be converted into 2.325 shares of the Fulton Common Stock, $42.48 in cash or a combination of Fulton Common Stock and cash consideration.
     Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined and set forth in the Merger Agreement. Our opinions herein are subject to the following conditions and assumptions:
     (1) All of the shares of Columbia Common Stock that are issued and outstanding at the time of the Merger will be duly authorized, validly issued, fully paid and nonassessable;
     (2) All conditions precedent to the obligations of Columbia as set forth in the Merger Agreement will have been satisfied at the time of the Merger;
     (3) All covenants required to be performed by Fulton, Columbia and The Columbia Bank on or before the date of consummation of the Merger, as set forth in the Merger Agreement, will have been performed by them as of such date; and
     (4) The shares of Fulton Common Stock will be issued, and the Merger will be consummated, in strict accordance with the terms of the Merger Agreement and the statutory laws of the United States of America and the Commonwealth of Pennsylvania.
     Based upon and subject to the foregoing, we are of the opinion that the shares of Fulton Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as provided in the Merger Agreement, will be legally issued, fully paid and nonassessable.
     We hereby consent to the use of this Opinion in the Registration Statement on Form S-4 of Fulton, and we further consent to the reference to our name in the proxy statement/prospectus included as part of the Registration Statement, under the captions “Material Federal Income Tax Consequences” and “Legal Matters”.

Very truly yours,

/s/ Barley Snyder LLC